Exhibit 99.1

FOR IMMEDIATE RELEASE

November 16, 2006

Assisted Living Concepts, Inc. Releases 2006 Third Quarter Results

MILWAUKEE, WISCONSIN – Assisted Living Concepts, Inc.(“ALC”) (NYSE:ALC) reported net income from continuing operations (excluding one-time charges and a non-cash charge) of $3.7 million in the 2006 third quarter as compared to $3.7 million in the 2005 third quarter. Net income from continuing operations for the 2006 third quarter was $0.5 million compared to $3.7 million in the 2005 third quarter.

Net income from continuing operations (excluding one-time charges and a non-cash charge) was $11.4 million in the first three quarters of 2006 as compared to $8.9 million in the corresponding 2005 period. Net income from continuing operations for the first three quarters of 2006 was $5.9 million compared to $8.9 million in the corresponding 2005 period.

One-time charges included transaction fees of $1.2 million and $3.5 million (net of income tax of $0.2 million in both periods) for the quarter and three quarters ended September 30, 2006, respectively, related to legal, audit and other professional fees associated with the recently completed spin-off of ALC (the “Spin-Off”) from its parent company Extendicare, Inc. (“Extendicare”) and a non-cash charge of $1.9 million (net of an income tax benefit of $1.2 million) in both the quarter and nine month periods of 2006 from an impaired property identified prior to the Spin-Off. See attached Pro Forma and Non-GAAP Reconciliation table.

As previously announced, regular way trading of ALC’s Class A common stock on the New York Stock Exchange began on November 10, 2006. “We are pleased to have successfully concluded the transaction,” commented Laurie Bebo, President and CEO of Assisted Living Concepts, Inc. “ALC is now a pure play, U.S. based assisted living company, well positioned to grow its business in the senior care industry.”

As of and for the periods ended September 30, 2006, ALC was a wholly owned subsidiary of Extendicare and therefore the financial results reported in the quarter and year to date ended September 30, 2006 and 2005 reflect the combined historical financial statements of the assisted living operations of Extendicare in the United States. As of September 30, 2006, ALC assisted living residences consisted of 208 assisted living facilities representing 8,673 units.

In connection with the Spin-Off, certain pro forma adjustments are necessary to reflect the ongoing operations of ALC. These adjustments add ALC’s results of operations for the month of January, 2005 which was prior to Extendicare’s purchase of ALC and remove data related to assets and liabilities that were not transferred to ALC in connection with the Spin-Off, including (i) three assisted living facilities (168 units) that were closed in the three months ended March 31, 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units that are contained in skilled nursing facilities that were retained by Extendicare.

The basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the Spin-Off which is equal to the number of outstanding shares of Class A and Class B common stock of ALC. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the fully diluted weighted average number of shares outstanding.

Pro Forma combined financial information is included for informational purposes and does not purport to reflect the results of operations or financial position of ALC that would have occurred had ALC operated as a separate independent company in the periods presented. The pro forma financial statements do not reflect the additional cost of being a publicly listed company which the Company estimates at $1.7 million annually.

On a pro forma basis net income from continuing operations for the 2006 third quarter (excluding one time non recurring charges and the non cash impairment charge) was $3.5 million compared to $3.6 million in the 2005 third quarter. ALC reported pro forma net income from continuing operations (excluding one time non recurring charges and the non cash impairment charge) for the first three quarters of 2006 of $10.9 million compared to $8.2 million in the 2005 period. See tables for pro forma calculations and assumptions.

On a fully diluted basis, pro forma earnings per share from continuing operations (excluding one time non recurring charges and the non cash impairment charge) were $0.05 in both the quarters ended September 30, 2006 and 2005 and $0.16 and $0.12 for the first three quarters of 2006 and the corresponding 2005 periods, respectively.

Quarters ended September 30, 2006 and 2005

Revenue from continuing operations increased $2.8 million or 5.0% to $58.8 million during the 2006 third quarter from $56.0 million in the 2005 third quarter. Increased revenue was primarily due to increased average daily revenue as a result of the Company’s efforts to improve its private pay mix, partially offset by reduced occupancy levels.

EBITDA was $12.7 million in the 2006 third quarter compared to $13.4 million in the 2005 third quarter. As a percent of revenue, EBITDA for the 2006 third quarter declined to 21.7% compared to 23.9% in the 2005 third quarter. EBITDA in the third quarter of 2006 was negatively impacted by an increase in general and administrative expense of $1.2 million, partially related to ongoing expenses of the Spin-Off including an increase in salaries and benefits, informational systems contractual increases, an increase in accounting related services, and charges for services provided by Extendicare.

EBITDAR was $16.3 million in the 2006 third quarter compared to $16.9 million in the 2005 third quarter. As a percent of revenue, EBITDAR for the 2006 third quarter declined to 27.7% compared to 30.2 % in the 2005 third quarter. EBITDAR in the third quarter of 2006 was also negatively impacted by an increase in general and administrative expense of $1.2 million, primarily for the reasons described above. See tables for definition of EBITDA and EBITDAR and reconciliations of net income to EBITDA and EBITDAR.

ALC’s average daily revenue increased 7.5% to $88.00 in the 2006 third quarter from $81.83 in the 2005 third quarter, and increased 1.7% from $86.53 in the 2006 second quarter. ALC’s overall average daily census (ADC) of private pay patients and Medicaid patients was 7,226 in the 2006 third quarter, an increase of 0.5% over the second quarter of 2006 and a decrease of 1.7% from 7,351 in the 2005 third quarter. Medicaid and private pay residents ADC declined by 5.2% and 0.2%, respectively, as compared to the 2005 third quarter. The decline in Medicaid residents is consistent with ALC’s strategy to move towards a higher mix of private pay residents. During the third quarter of 2006 occupancy percentage increased to 84.8% from 84.4% in the second quarter of 2006 and declined from 87.2% in the 2005 third quarter.

Pro Forma Quarters ended September 30, 2006 and 2005

Pro Forma revenue from continuing operations increased $3.0 million, or 5.5%, during the 2006 third quarter to $57.5 million from $54.5 million in third quarter of 2005.

Pro Forma EBITDA was $12.5 million in the 2006 third quarter compared to $13.2 million in the 2005 third quarter. As a percent of revenue, Pro Forma EBITDA for the 2006 third quarter declined to 21.7% compared to 24.2% in the 2005 third quarter.

Pro Forma EBITDAR was $16.1 million in the 2006 third quarter compared to $16.5 million in the 2005 third quarter. As a percent of revenue, Pro Forma EBITDAR for the 2006 third quarter declined to 27.9 % compared to 30.3% in the 2005 third quarter.

First three quarters ended September 30, 2006 and 2005

Revenue from continuing operations increased by $23.4 million, or 15.7%, to $172.6 million during the first three quarters of 2006 from $149.2 million in the first three quarters of 2005. Because ALC was acquired by Extendicare on January 31, 2005, 2005 data does not include revenues of $15.1 million related to ALC operations in the month of January. Other revenue increases resulted from three newly constructed residences opened in 2005 and 2006 (approximately 150 units), additions to four existing facilities (112 units), and an increase in average rates, partially offset by lower occupancy percentages.

EBITDA was $38.8 million in the first three quarters of 2006 compared to $34.6 million in the first three quarters of 2005. As a percent of revenue, EBITDA for the first three quarters of 2006 declined to 22.5% compared to 23.2% in the first three quarters of 2005. Increased EBITDA was primarily due to an additional month of EBITDA in the 2006 period as compared to corresponding 2005 period as well as additional EBITDA generated from three newly constructed residences opened in 2005 and 2006 (approximately 150 units) and additions to four existing facilities (112 units).

EBITDAR was $49.4 million in the first three quarters of 2006 compared to $44.0 million in the first three quarters of 2005. As a percent of revenue, EBITDAR for the first three quarters of 2006 declined to 28.6% compared to 29.5% in the first three quarters of 2005. EBITDAR increased due to the reasons discussed above.

ALC’s average daily revenue increased 7.7% to $87.29 in the first three quarters of 2006 from $81.02 in the first three quarters of 2005. ALC’s overall ADC of private pay patients and Medicaid residents decreased 2.2% to 7,194 in the first three quarters of 2006 from 7,356 in the corresponding 2005 period. Medicaid and private pay residents ADC declined by 3.0% and 1.9%, respectively, as compared to the 2005 period. The decline in Medicaid residents is consistent with ALC’s strategy to move towards a higher private pay mix. During the first three quarters of 2006, occupancy increased to 84.5% from 84.4% in the second quarter of 2006 and declined from 87.9% in the first three quarters of 2005.

Pro Forma first three quarters ended September 30, 2006 and 2005

Pro Forma revenue from continuing operations increased $8.6 million, or 5.4% to $168.6 million during the first three quarters of 2006 from $159.9 million in the first three quarters of 2005.

Pro Forma EBITDA was $38.0 million in the first three quarters of 2006 compared to $35.1 million in the first three quarters of 2005. As a percent of revenue, Pro Forma EBITDA for the first three quarters of 2006 increased to 22.6% compared to 22.0% in the first three quarters of 2005.

Pro Forma EBITDAR was $48.6 million in the first three quarters of 2006 compared to $45.9 million in the first three quarters of 2005. As a percent of revenue, Pro Forma EBITDAR for the first three quarters of 2006 increased to 28.9% compared to 28.7% in the first three quarters of 2005.

Discontinued Operations

Losses from discontinued operations in the three and nine month periods ended September 30, 2006 of $0.2 million and $1.5 million, respectively, resulted from ALC’s decision to close poorly performing assisted living residences in Oregon (45 units), Texas (60 units) and Washington (63 units).

Other Items

On November 1, 2006, ALC completed the acquisition of an assisted living residence in Escanaba, Michigan. The residence consists of 40 units and is 100 percent occupied.

About Us

Assisted Living Concepts, Inc. of Milwaukee, Wisconsin, was spun off from Extendicare Inc., on November 10, 2006 and is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 207 assisted living residences with capacity for over 8,300 residents. ALC’s assisted living facilities typically consist of 35 to 50 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.

ALC will hold a conference call on Friday, November 17, 2006 at 10:00 a.m. (ET) to discuss its results for the 2006 third quarter. The toll-free number for the live call is 877-675-5901, the passcode is ALC, and leader name LAURIE BEBO. A taped rebroadcast will be available approximately one hour following the live call on November 17, 2006, until midnight on December 1, 2006. To access the rebroadcast, dial 888-446-2528 or access the conference recording in the Investor Relations section of ALC’s website.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2006 presentation.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Assisted Living Concepts Inc.’ filings with United States Securities and Exchange Commission regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the Company’s ability to maintain and increase census levels; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President and Chief Financial Officer

Phone: (414) 908-8160

Fax: (414) 908-8212

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.

Condensed Combined Statements of Income

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES	$58,820	$56,011	$172,594	$149,165

EXPENSES:
Operating	39,599	37,404	115,355	99,711
General and administrative	2,915	1,709	7,856	5,501
Lease costs	3,564	3,535	10,589	9,388
Depreciation and amortization	4,235	4,021	12,527	10,620
Interest expense, net	2,294	3,353	7,708	9,480
Transaction costs	1,435	—	3,735	—
Loss on impairment of long-lived assets	3,080	—	3,080	—

Total Expenses	57,122	50,022	160,850	134,700

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,698	5,989	11,744	14,465
Income tax expense	1,177	2,285	5,808	5,529

NET INCOME FROM CONTINUING OPERATIONS	521	3,704	5,936	8,936
Loss from discontinued operations before income taxes	(317)	(165)	(2,417)	(447)
Income tax benefit on discontinued operations	(92)	(64)	(919)	(171)

NET LOSS FROM DISCONTINUED OPERATIONS	(225)	(101)	(1,498)	(276)

NET INCOME	$296	$3,603	$4,438	$8,660

EBITDA(1)	$12,742	$13,363	$38,794	$34,565

EBITDAR(2)	$16,306	$16,898	$49,383	$43,953

(1)	EBITDA refers to income from continuing operations before income taxes, interest expense net of interest income, depreciation, amortization, transaction costs and loss on write down on long-lived assets. See Non-GAAP Financial Measure
(2)	EBITDAR refers to EBITDA plus lease costs. See Non-GAAP Financial Measures.

ASSISTED LIVING CONCEPTS, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
OPERATING ACTIVITIES:
Net income	$4,438	$8,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,587	10,769
Amortization of purchase accounting adjustments for:
Leases and debt	(636)	(333)
Below market resident leases	(1,067)	(1,836)
Provision for bad debt	64	417
Provision for self-insured liabilities	400	652
Payments of self-insured liabilities	(227)	(553)
Loss on impairment of long-lived assets	5,018	—
Deferred income taxes	(2,159)	3,135
Changes in assets and liabilities:
Accounts receivable	(723)	(1,444)
Supplies, prepaid expenses and other current assets	(1,351)	1,826
Accounts payable	(682)	43
Accrued liabilities	3,791	4,940
Income taxes payable/receivable	(214)	(1,548)
Current due to shareholder and affiliates	7,889	3,933

Cash provided by operating activities	27,128	28,661

INVESTING ACTIVITIES:
Payment for acquisition of Assisted Living Concepts, Inc.	—	(145,848)
Cash balances in Historic ALC as of Acquisition	—	6,548
Payments for new construction projects	(1,607)	(12,394)
Payments for purchases of property and equipment	(10,476)	(4,501)
Changes in other non-current assets	(356)	(2,449)

Cash used in investing activities	(12,439)	(158,644)

FINANCING ACTIVITIES:
Capital contributions (distributions) from (to) parent	(1,173)	7,021
Capital contributions from Extendicare to ALC	17,300	80,000
Proceeds from debt to finance Historic ALC acquisition	—	60,000
Interest bearing advances from parent to payoff debt	—	34,016
Repayment of interest bearing advances to parent	(25,200)	—
Payments of long-term debt	(1,768)	(41,088)
Other long-term liabilities	1,167	902

Cash (used in) provided by financing activities	(9,674)	140,851

Increase in cash and cash equivalents	5,015	10,868
Cash and cash equivalents, beginning of period	6,439	119

Cash and cash equivalents, end of period	$11,454	$10,987

ASSISTED LIVING CONCEPTS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$11,454	$6,439
Accounts receivable, less allowances of $757 and $872 respectively	5,010	4,351
Supplies, prepaid expenses and other current assets	6,255	4,904
Deferred state income taxes	525	392
Due from shareholder and affiliates
Deferred federal income taxes	1,005	350
Other	2,422	76

Total current assets	26,671	16,512
Property and equipment, net	372,831	378,362
Goodwill and other intangible assets, net	18,364	19,953
Other assets	7,918	5,870

Total Assets	$425,784	$420,697

LIABILITIES AND PARENT’S INVESTMENT
Current Liabilities:
Accounts payable	$4,346	$5,027
Accrued liabilities	22,243	20,267
Accrued state income taxes	889	570
Current maturities of long-term debt	3,069	2,925
Due to shareholder and affiliates
Accrued federal income taxes	6,227	—
Current portion of self-insured liabilities	300	300

Total current liabilities	37,074	29,089
Accrual for self-insured liabilities	1,200	1,027
Long-term debt	126,376	128,601
Deferred state income taxes	793	814
Other long-term liabilities	8,247	7,181
Due to shareholder and affiliates
Deferred federal income taxes	1,974	3,324
Interest-bearing advances	22,018	47,218

Total Liabilities	197,682	217,254

Parent’s investment	228,102	203,443

Total Liabilities and Parent’s Investment	$425,784	$420,697

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

	Three months ended September 30		Nine months ended September 30
	2006	2005	2006	2005
Average Daily Census by Payor Source (all continuing residences)
Private/other	5,167	5,178	5,122	5,221
Medicaid	2,059	2,173	2,072	2,135

Total	7,226	7,351	7,194	7,356

Percent of Revenue by Payor Source (all continuing residences)
Private/other	78.9%	77.9%	79.0%	78.4%
Medicaid	21.1%	22.1%	21.0%	21.6%

Average Revenue per Resident Day by Payor Source
Private/other	$97.01	$90.20	$96.65	$88.65
Medicaid	$65.37	$61.88	$64.14	$61.99

	$88.00	$81.83	$87.29	$81.02

Occupancy Percentage (all continuing residences)	84.8%	87.2%	84.5%	87.9%

Non-GAAP Financial Measures

EBITDA and EBITDAR

EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. EBITDAR is defined as EBITDA before rent expenses incurred for leased assisted living properties. EBITDA and EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use EBITDA and EBITDAR as key performance indicators and EBITDA and EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, substantially all of ALC’s financing agreements contain covenants in which EBITDA was used as a measure of compliance, and we anticipate EBITDA and EBITDAR will be used in covenants in new financing arrangements that we may establish. Thus, we expect to use EBITDA and EBITDAR to monitor our compliance with these financing agreements. We believe EBITDA and EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from EBITDA and EBITDAR because such items are transitional in nature, and would otherwise distort historical trends. In addition, we use EBITDA and EBITDAR to assess our operating performance and in making financing decisions. In particular, we use EBITDA and EBITDAR in analyzing potential acquisitions and internal expansion possibilities. EBITDA and EBITDAR performance also will be used in determining compensation levels for our senior executives. EBITDA and EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present EBITDA and EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

EBITDA and EBITDAR

The following table sets forth a reconciliation of net income to EBITDA and EBITDAR.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$296	$3,603	$4,438	$8,660
Loss from discontinued operations, net of tax benefit	225	101	1,498	276
Provision for income taxes	1,177	2,285	5,808	5,529

Income from continuing operations before income taxes	1,698	5,989	11,744	14,465
Add:

Depreciation and amortization	4,235	4,021	12,527	10,620
Interest expense, net	2,294	3,353	7,708	9,480
Transaction costs	1,435	—	3,735	—
Loss on impairment of long-lived assets	3,080	—	3,080	—

EBITDA	12,742	13,363	38,794	34,565
Add: Lease expense	3,564	3,535	10,589	9,388

EBITDAR	$16,306	$16,898	$49,383	$43,953

The following table sets forth the calculations of EBITDA and EBITDAR percentages:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$58,820	$56,011	$172,594	$149,165

EBITDA	$12,742	$13,363	$38,794	$34,565

EBITDAR	$16,306	$16,898	$49,383	$43,953

EBITDA as percent of total revenue	21.7%	23.9%	22.5%	23.2%

EBITDAR as percent of total revenue	27.7%	30.2%	28.6%	29.5%

Assisted Living Concepts, Inc.

Pro Forma and Non-GAAP Reconciliation Information

	Three Months Ended September 30, 2006				Three Months Ended September 30, 2005
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
REVENUES	$58,820	(1,277	)(A)	$57,543	$56,011	(1,450	)(A)	$54,561

EXPENSES:
Operating	39,599	(1,039	)(A)	38,560	37,404	(1,099	)(A)	36,305
General and administrative	2,915	—		2,915	1,709	—		1,709
Lease costs	3,564	—		3,564	3,535	(200	)(A)	3,335
Depreciation and amortization	4,235	—		4,235	4,021	—		4,021
Interest expense, net	2,294	—		2,294	3,353	—		3,353
Transaction costs	1,435	—		1,435	—	—		—
Loss on impairment of long-lived assets	3,080	—		3,080	—	—		—

Total Expenses	57,122	(1,039)		56,083	50,022	(1,299)		48,723

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,698	(238)		1,460	5,989	(151)		5,838
Income tax expense	1,177	(91	)(C)	1,086	2,285	(54	)(C)	2,231

NET INCOME FROM CONTINUING OPERATIONS	521	(147)		374	3,704	(97)		3,607
NON RECURRING CHARGES
Transaction fees	1,435	—		1,435	—	—		—
Non cash loss on impairment of long lived assets	3,080	—		3,080	—	—		—
Income tax benefit on loss on impairment of long lived assets and transaction fees	(1,348)	—		(1,348)	—	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS EXCLUDING ONE TIME CHARGES AND A NON-CASH CHARGE	3,688	(147)		3,541	3,704	(97		)3,607

Basic (D)				69,322				69,322
Diluted weighted average shares (D)				70,205				70,205
EBITDA	$12,742	(238)		$12,504	$13,363	$(151)		$13,212

EBITDAR	$16,306	(238)		$16,068	$16,898	$(351)		$16,547

Basic pro forma earnings per share				$.05				$.05

Diluted pro forma earnings per share				$.05				$.05

Assisted Living Concepts, Inc.

Pro Forma and Non-GAAP Measures Reconciliation Information

	Nine Months Ended September 30, 2006				Nine Months Ended September 30, 2005
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
REVENUES	$172,594	(4,029	)(A)	$168,565	$149,165	$15,102 (4,325	(B) )(A)	$159,942

EXPENSES:
Operating	115,355	(3,282	)(A)	112,073	99,711	11,078 (3,389	(B) )(A)	107,400
General and administrative	7,856	—		7,856	5,501	1,163	(B)	6,664
Lease costs	10,589	—		10,589	9,388	1,365	(B)	10,753
Depreciation and amortization	12,527	—		12,527	10,620	945	(B)	11,565
Interest expense, net	7,708	—		7,708	9,480	820	(B)	10,300
Transaction costs	3,735	—		3,735	—	—		—
Loss on impairment of long-lived assets	3,080	—		3,080	—	—		—

Total Expenses	160,850	(3,282)		157,568	134,700	11,982		146,682

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	11,744	(747)		10,997	14,465	(1,205)		13,260
Income tax expense	5,808	(280	)(C)	5,528	5,529	(461	)(C)	5,068

NET INCOME FROM CONTINUING OPERATIONS	5,936	(467)		5,469	8,936	(744)		8,192
NON RECURRING CHARGES
Transaction fees	3,735	—		3,735	—	—		—
Non cash loss on impairment of long lived assets	3,080	—		3,080	—	—		—
Income tax benefit on loss on impairment of long lived assets and transaction fees	(1,348)	—		(1,348)	—	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS EXCLUDING ONE TIME CHARGES AND A NON-CASH CHARGE	11,403	(467)		10,936	8,936	(744)		8,192

Basic weighted average shares (D)				69,322				69,322
Diluted weighted average shares (D)				70,205				70,205
EBITDA	$38,794	(747)		$38,047	$34,565	560		$35,125

EBITDAR	$49,383	(747)		$48,636	$43,953	1,925		$45,878

Basic earnings per share				$0.16				$0.12

Diluted earnings per share				$0.16				$0.12

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION ASSISTED LIVING CONCEPTS, INC.

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A) To remove operations of three discontinued assisted living facilities (168 units) and two free-standing EHSI assisted living facilities (141 units) and another 129 assisted living units contained within skilled nursing facilities that are not being transferred to ALC. These assets and operations are included in the historical statements of income for the three and nine month periods ended September 2005 and 2006.

(B) To add the results of operations of ALC for the month of January 2005, including pro forma amortization of purchase accounting adjustments. The historical statement of income for the nine months ended September 30, 2005 includes operations of ALC beginning February 1, 2005, the day after ALC was acquired by Extendicare.

(C) To reflect the income tax effect of the other pro forma adjustments at applicable income tax rates.

(D) The basic weighted average shares of common stock was determined from the number of outstanding Subordinate Voting Shares of Extendicare on the Spin-Off date, November 10, 2006, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare for the applicable periods, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding.

Pro Forma EBITDA and EBITDAR

The following table sets forth a reconciliation of pro forma net income to EBITDA and EBITDAR.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$149	$3,506	$3,971	$7,916
Loss from discontinued operations, net of tax benefit	225	101	1,498	276
Provision for income taxes	1,086	2,231	5,528	5,068

Income from continuing operations before income taxes	1,460	5,838	10,997	13,260
Add:
Depreciation and amortization	4,235	4,021	12,527	11,565
Interest expense, net	2,294	3,353	7,708	10,300
Transaction costs	1,435	—	3,735	—
Loss on impairment of long-lived assets	3,080	—	3,080	—

EBITDA	12,504	13,212	38,047	35,125
Add: Lease expense	3,564	3,335	10,589	10,753

EBITDAR	$16,068	$16,547	$48,636	$45,878

The following table sets forth the pro forma calculations of EBITDA and EBITDAR percentages:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$57,543	$54,561	$168,565	$159,942

EBITDA	$12,504	$13,212	$38,047	$35,125

EBITDAR	$16,068	$16,547	$48,636	$45,878

EBITDA as percent of total revenue	21.7%	24.2%	22.6%	22.0%

EBITDAR as percent of total revenue	27.9%	30.3%	28.9%	28.7%